Exhibit 99.1
LEXICON PHARMACEUTICALS REPORTS FOURTH QUARTER AND FULL-YEAR 2021 FINANCIAL RESULTS AND PROVIDES CLINICAL UPDATE

Conference Call and Webcast at 8:00 am Eastern Time

The Woodlands, Texas, February 28, 2022 - Lexicon Pharmaceuticals, Inc. (Nasdaq: LXRX) today reported financial results for the three months and full-year ended December 31, 2021 and provided an update on key milestones.

“We remain focused on advancing sotagliflozin for the millions of people suffering from heart failure and living with type 2 diabetes on a daily basis. We announced today that we voluntarily withdrew the sotagliflozin NDA to correct a technical issue that we recently identified, and we plan to promptly resubmit early in the second quarter of 2022,” said Lonnel Coats, Lexicon’s chief executive officer. “In addition, we are looking forward to completing and announcing top-line results in the coming months from our two proof-of-concept Phase 2 studies of LX9211 in diabetic peripheral neuropathic pain and post-herpetic neuralgia.”

Fourth Quarter Highlights

Sotagliflozin

•Lexicon submitted a New Drug Application (NDA) to the FDA at the end of the fourth quarter of 2021 seeking approval for the marketing and sale of sotagliflozin, to reduce the risk of cardiovascular death, hospitalization for heart failure, and urgent visits for heart failure in adult patients with type 2 diabetes with either worsening heart failure or additional risk factors for heart failure irrespective of left ventricular ejection fraction. Today, Lexicon announced its voluntary withdrawal and planned near-term resubmission of the NDA to correct a technical issue with the submission recently identified by the company.

•A new analysis evaluating the clinical benefit of sotagliflozin in heart failure and blood glucose control across the full range of kidney function was presented at the American Heart Association Scientific Sessions 2021. Sotagliflozin significantly reduced total cardiovascular deaths, hospitalizations for heart failure, and urgent visits for heart failure, as well as decreased hemoglobin A1c, across the full range of kidney function studied, including individuals with moderate-to-severe chronic kidney disease.

LX9211

•Patient enrollment continued in two ongoing Phase 2 clinical studies of LX9211: RELIEF-DPN-1 for the treatment of diabetic peripheral neuropathic pain and RELIEF-PHN-1 for the treatment of post-herpetic neuralgia. Lexicon anticipates completing recruitment this week for RELIEF-DPN-1 and expects top-line results for the study by the end of the second quarter of 2022. Top-line results for RELIEF-PHN-1 are expected in the third quarter of 2022.

Fourth Quarter and Full-Year 2021 Financial Highlights

Unless otherwise stated, all comparisons are for the fourth quarter and full year of 2021 compared to the fourth quarter and full year of 2020.

Revenues: Revenues were negligible for the fourth quarters of 2021 and 2020. Full-year revenues were negligible in 2021 as compared to $24.0 million for 2020, primarily due to the absence of product revenues in 2021 as a result of Lexicon’s sale of its XERMELO product and related assets to TerSera Therapeutics LLC during the third quarter of 2020.

Research and Development (R&D) Expenses: R&D expenses for the fourth quarter of 2021 increased to $16.5 million from $1.0 million for the corresponding period in 2020. The R&D expense in the fourth quarter of 2020 reflected a reduction in external clinical development cost estimates primarily related to sotagliflozin R&D expenses. Full-year R&D expenses decreased to $55.0 million in 2021 from $153.6 million in 2020, primarily due to lower sotagliflozin clinical external research expenses, partially offset by higher LX9211 clinical external research expenses.

Selling, General and Administrative (SG&A) Expenses: SG&A expenses for the fourth quarter of 2021 increased to $8.8 million from $6.4 million for the corresponding period in 2020, primarily due to higher legal fees during the quarter. Full-year SG&A expenses for 2021 decreased to $32.3 million from $47.2 million, primarily due to lower salaries and benefits and marketing costs.

Gain on Sale of XERMELO: A gain of $132.6 million was recognized during 2020 from the sale of XERMELO and related assets to TerSera in September 2020.

Net Income (Loss): Net loss for the fourth quarter of 2021 was $25.6 million, or $0.17 per share, as compared to a net loss of $5.5 million, or $0.04 per share, in the corresponding period in 2020. For the fourth quarter of 2021 and 2020, net loss included non-cash, stock-based compensation expense of $2.2 million and $2.7 million, respectively. Net loss for the full-year was $87.8 million, or $0.60 per share, in 2021 as compared to a net loss of $58.6 million, or $0.53 per share, in 2020. For the full years of 2021 and 2020, net loss included non-cash, stock-based compensation expense of $10.6 million and $13.3 million, respectively.

Cash and Investments: As of December 31, 2021, Lexicon had $86.7 million in cash and investments, as compared to $152.3 million as of December 31, 2020.

Conference Call and Webcast Information

Lexicon management will hold a live conference call and webcast today at 8:00 am ET / 7:00 am CT to review its financial and operating results and to provide a general business update. The dial-in number for the conference call is 888-645-5785 (U.S./Canada) or 970-300-1531 (international). The conference ID for all callers is 8051406. The live webcast and replay may be accessed by visiting Lexicon’s website at www.lexpharma.com/investors. An archived version of the webcast will be available on the website for 14 days.

About Lexicon Pharmaceuticals

Lexicon is a biopharmaceutical company with a mission of pioneering medicines that transform patients’ lives. Through its Genome5000™ program, Lexicon scientists studied the role and function of nearly 5,000 genes and identified more than 100 protein targets with significant therapeutic potential in a range of diseases. Through the precise targeting of these proteins, Lexicon is pioneering the discovery and development of innovative medicines to safely and effectively treat disease. Lexicon advanced one of these medicines to market and has a pipeline of promising drug candidates in discovery and clinical and preclinical development in heart failure, neuropathic pain, diabetes and metabolism and other indications. For additional information, please visit www.lexpharma.com.

Safe Harbor Statement

This press release contains “forward-looking statements,” including statements relating to Lexicon’s financial position and long-term outlook on its business, including the clinical development of, regulatory filings for, and potential therapeutic and commercial potential of sotagliflozin, LX9211 and its other potential drug candidates. In addition, this press release also contains forward looking statements relating to Lexicon’s growth and future operating results, discovery and development of products, strategic alliances and intellectual property, as well as other matters that are not historical facts or information. All forward-looking statements are based on management’s current assumptions and expectations and involve risks, uncertainties and other important factors, specifically including Lexicon’s ability to meet its capital requirements, successfully conduct preclinical and clinical development and obtain necessary regulatory approvals of sotagliflozin, LX9211 and its other potential drug candidates on its anticipated timelines, successfully commercialize any products for which it obtains regulatory approval, achieve its operational objectives, obtain patent protection for its discoveries and establish strategic alliances, as well as additional factors relating to manufacturing, intellectual property rights, and the therapeutic or commercial value of its drug candidates. Any of these risks, uncertainties and other factors may cause Lexicon’s actual results to be materially different from any future results expressed or implied by such forward-looking statements. Information identifying such important factors is contained under “Risk Factors” in Lexicon’s annual report on Form 10-K for the year ended December 31, 2020, as filed with the Securities and Exchange Commission. Lexicon undertakes no obligation to update or revise any such forward-looking statements, whether as a result of new information, future events or otherwise.

Lexicon Pharmaceuticals, Inc.
Selected Financial Data

Consolidated Statements of Operations Data	Three Months Ended December 31,		Years Ended December 31,
(In thousands, except per share data)	2021	2020	2021	2020
	(Unaudited)		(Unaudited)
Revenues:
Net product revenue	$ -	$ -	$ -	23,404
Collaborative agreements	-	-	-	33
Royalties and other revenue	14	199	298	558
Total revenues	14	199	298	23,995
Operating expenses:
Cost of sales (including finite-lived intangible
asset amortization)	-	-	-	1,929
Research and development, including stock-based compensation of $676, $1,223, $4,284 and $6,376, respectively	16,498	992	55,046	153,621
Selling, general and administrative, including stock-based compensation of $1,552, $1,457, $6,293 and $6,898, respectively	8,846	6,432	32,342	47,230
Impairment loss on buildings	-	-	-	1,600
Total operating expenses	25,344	7,424	87,388	204,380
Other operating income:
Gain (loss) on sale of XERMELO	-	(233)	-	132,585
Loss from operations	(25,330)	(7,458)	(87,090)	(47,800)
Gain on debt extinguishments, net	-	1,258	-	1,003
Interest expense	(295)	(170)	(802)	(14,544)
Interest and other income, net	14	875	134	2,767
Net loss	$ (25,611)	(5,495)	(87,758)	(58,574)

Net income (loss) per common share, basic and diluted	$ (0.17)	$ (0.04)	$ (0.60)	$ (0.53)

Shares used in computing net loss per
common share, basic and diluted………………	148,897	122,359	145,652	110,841

			As of	As of
Consolidated Balance Sheet Data			Dec. 31, 2021	Dec. 31, 2020
(In thousands)
Cash and investments………………………			86,743	$ 152,275
Property and equipment, net………………..			1,176	295
Goodwill…………………………………....			44,543	44,543
Total assets…………………………………			136,909	203,788
Current debt…………………………………			-	11,646
Accumulated deficit…………………………			(1,487,776)	(1,400,018)
Total stockholders' equity…………………..			113,595	156,371

For Inquiries:

Chas Schultz
Executive Director, Corporate Communications and Investor Relations
Lexicon Pharmaceuticals
(281) 863-3421
cschultz@lexpharma.com